Exhibit 6.38

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated as of February 21, 2025, by and between PACASO SG II LLC, a Delaware limited liability company (the “Grantor”), and SG RANCH FUND LP, as the Secured Party (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Grantor, as Borrower thereunder, the Secured Party, as Lender thereunder and the other Loan Parties party thereto from time to time, the Secured Party has agreed to make extensions of credit to the Grantor upon the terms and subject to the conditions set forth therein;

WHEREAS, Grantor will derive substantial direct benefits from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Secured Party to make the extensions of credit to the Grantor under the Credit Agreement that the Grantor shall have executed and delivered this Agreement to Secured Party;

NOW, THEREFORE, in consideration of the premises and to induce the Secured Party to enter into the Credit Agreement and to induce the Secured Party to make extensions of credit to the Grantor thereunder, Grantor hereby agrees with Secured Party as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Credit Agreement.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”; “account debtor”; “as-extracted collateral”; “certificated security”; “chattel paper”; “commercial tort claim”; “commodity contract”; “electronic chattel paper”; “equipment”; “farm products”; “fixture”; “general intangible”; “goods”; “health-care-insurance receivable”; “instruments”; “inventory”; “investment property”; “letter-of-credit right”; “proceeds”; “record”; “software”; “supporting obligation”; and “tangible chattel paper”.

(c) The following terms shall have the following meanings:

“Agreement” means this Pledge and Security Agreement.

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“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Collateral” has the meaning specified in Section 2.1.

“Commercial Products” shall mean all products made or currently under development or otherwise intended to be made commercially available or otherwise distributed, by any of the Grantor.

“Computer Software” means all software, computer software, applications, programs and databases (including Source Code, object code and all related applications and data files), firmware and documentation and materials relating thereto, and any substitutions, replacements, improvements, error corrections, updates, upgrades and new versions of any of the foregoing.

“Copyrights” shall mean all United States, and foreign copyrights (including Community designs), including copyrights in Computer Software, whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including the registrations and applications referred to on Schedule 5 (as such Schedule may be amended or supplemented from time to time in accordance with this Agreement), (ii) all rights corresponding thereto throughout the world, (iii) all rights to sue for past, present and future infringements thereof, and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Intellectual Property” shall mean, collectively, the Copyrights, the Patents, the Trademarks, the Trade Secrets, and IP Licenses granting exclusive rights to the Grantor.

“Intellectual Property Security Agreement” shall mean an Intellectual Property Security Agreement, substantially in the form of Annex 2, executed and delivered by the Grantor granting a security interest in its Intellectual Property.

“Internet Domain Name” means all right, title and interest arising under any Law in or relating to internet domain names.

“IP Licenses” means all Contractual Obligations, whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (i) each patent and patent application referred to on Schedule 5 (as such Schedule may be amended or supplemented from time to time in accordance with this Agreement), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledge Amendment” has the meaning specified in Section 7.5(a).

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“Pledged Certificated Equity Interests” means all certificated securities and any other Equity Interests of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by the Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Equity Interests listed on Schedule 4 (to the extent such Equity Interests are certificated).

“Pledged Collateral” means, collectively, the Pledged Equity Interests and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of the Grantor in instruments evidencing any Indebtedness owed to the Grantor or other obligations, owed to the Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness described on Schedule 4, issued by the obligors named therein. Pledged Debt Instruments excludes any Cash Equivalents that are not held in Controlled Accounts to the extent permitted by Section 4.9 hereof.

“Pledged Investment Property” means any investment property of the Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Equity Interests or Pledged Debt Instruments, including all Pledged Investment Property described on Schedule 4. Pledged Investment Property excludes any Cash Equivalents that are not held in Controlled Accounts to the extent permitted by Section 4.9 hereof.

“Pledged Equity Interests” means all Pledged Certificated Equity Interests and all Pledged Uncertificated Equity Interests of the Grantor. Pledged Equity Interests shall include all rights, privileges, authorities, and powers of the Grantor as an owner or holder of such Pledged Equity Interests, including all economic rights, all control rights, authority, and powers, all status rights of the Grantor as a member, shareholder, or other owner (as applicable) (including, in the case of any pledged limited liability company interests, the Grantor’s “limited liability company interest” (as such term is defined in Section 18-101(8) of the Limited Liability Company Act of Delaware) or equivalent, and the Grantor’s status as a “member” (as such term is defined in Section 18-101(8) of the Limited Liability Company Act of Delaware) or equivalent) and all rights and interests, if any, to participate in the management of the business and affairs of each applicable issuer.

“Pledged Uncertificated Equity Interests” means any Equity Interests of any Person that is not a Pledged Certificated Equity Interest, including all right, title and interest of the Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Equity Interests or as a member of any limited liability company, all right, title and interest of the Grantor in, to and under any Organizational Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 4, to the extent such interests are not certificated.

“Public Software” shall mean any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux), public source or other similar open or public source licensing or distribution models (e.g., GNU general public license, limited GPL, Affero General Public License (AGPL) or other similar license).

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“Secured Obligations” has the meaning set forth in Section 2.2.

“Source Code” shall mean, collectively, any human readable software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in, embedded in or combined with, in any manner, any software source code.

“Trademarks” shall mean all United States, state, territorial and provincial and foreign trademarks (including, to the extent constituting a trademark or service mark, trade names, corporate names, company names, business names, fictitious business names and internet domain names), service marks, certification marks, collective marks, logos, other source or business identifiers, trade dress and general intangibles of a like nature, all registrations and applications for any of the foregoing including: (i) the registrations and applications referred to on Schedule 5 (as such Schedule may be amended or supplemented from time to time in accordance with this Agreement), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how constituting trade secrets, whether or not such trade secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Law, any of the attachment, perfection or priority of Secured Party’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to the Grantor shall refer to the Grantor’s Collateral or any relevant part thereof.

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(b) Other Interpretive Provisions. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. Any references herein to the satisfaction, repayment or payment in full of the Obligations shall be construed in a manner consistent with Article 8 of the Credit Agreement. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the Credit Agreement), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.1 Collateral. For the purposes of this Agreement, all of Grantor’s interest in the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all accounts, chattel paper, Deposit Accounts, Securities Accounts, Commodities Accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, insurance, inventory, investment property, commercial tort claims, letter of credit rights, money and any supporting obligations related to any of the foregoing;

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(b) all books and records pertaining to the other property described in this Section 2.1;

(c) all property (including all Pledged Collateral) of the Grantor held by the Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of the Grantor or as to which the Grantor may have any right or power, including but not limited to cash;

(d) all other goods (including but not limited to fixtures) and personal property of the Grantor, whether tangible or intangible and wherever located; and

(e) to the extent not otherwise included, all cash and non-cash proceeds of the foregoing;

Section 2.2 Grant of Security Interest in Collateral. Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Secured Party a continuing first priority perfected security interest in and a general first lien upon all of the Grantor’s right, title and interest in and to the Collateral and all additions thereto and substitutions therefor, whether heretofore, now or hereafter received by or delivered or transferred to the Secured Party hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Secured Party to enter into the Loan Documents, Grantor hereby represents and warrants each of the following to the Secured Party:

Section 3.1 Title; No Other Liens. Except for the Lien granted to Secured Party pursuant to this Agreement and other Permitted Liens under any Loan Document (including Section 3.2), the Grantor owns, or has a valid leasehold interest in, each item of the Collateral free and clear of any and all Liens or claims of others. The Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien other than Permitted Liens.

Section 3.2 Perfection and Priority. Except as set forth herein, the security interest granted pursuant to this Agreement constitutes a valid and continuing first priority perfected security interest in favor of Secured Party in all Collateral subject, for the following Collateral, to the occurrence of the following: (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Secured Party in completed and duly authorized form), (b) with respect to any Deposit Account, Securities Account or Commodities Account, the execution of Control Agreements subject to and in accordance with the Credit Agreement, (c) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (d) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to Secured Party over such letter-of-credit rights, and (e) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Secured Party over such electronic chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over Secured Party’s Lien by operation of law or as permitted under the Credit Agreement upon (i) in the case of all Pledged Certificated Equity Interests, Pledged Debt Instruments and Pledged Investment Property, the delivery to Secured Party of such Pledged Certificated Equity Interests, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to Secured Party or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of Control Agreements with respect to such investment property and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Equity Interests, Pledged Debt Instruments or Pledged Investment Property, the delivery to Secured Party of such instruments and tangible chattel paper. Except as set forth in this Section 3.2, all actions by Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken. The Secured Party acknowledges and agrees that the security interest granted to the Secured Party in Subject Real Property is unperfected and subordinate to the interests of the Permitted Property Lender of the applicable Permitted Debt Facility.

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Section 3.3 Locations of Inventory, Equipment and Books and Records. On the date hereof, the Grantor’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 3.

Section 3.4 Pledged Collateral. (a) The Pledged Equity Interests (i) pledged by the Grantor hereunder on the date hereof are listed on Schedule 4 and constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 4, (ii) have been duly authorized, validly issued and are fully paid and non-assessable (other than Pledged Equity Interests in limited liability companies and partnerships) and (iii) constitute the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms.

(b) As of the Closing Date, all Pledged Collateral (other than Pledged Uncertificated Equity Interests) and all Pledged Investment Property consisting of instruments and certificates have been delivered to Secured Party in accordance with Section 4.3(a).

(c) Upon the occurrence and during the continuance of an Event of Default, Secured Party shall be entitled to exercise all of the rights of the Grantor in any Pledged Equity Interests, and the Secured Party (or any transferee or assignee as may be appointed by Secured Party) shall, immediately at its option and without any notice, become a holder of such Pledged Equity Interests to the same extent as the Grantor and be entitled to participate in the management of the issuer of such Pledged Equity Interests to the same extent as the Grantor and, upon the transfer of the entire interest of the Grantor, the Grantor shall, by operation of law, cease to be a holder of such Pledged Equity Interests.

Section 3.5 Instruments and Tangible Chattel Paper Formerly Accounts. No amount payable to the Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to Secured Party, properly endorsed for transfer, to the extent delivery is required by Section 4.6(a).

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Section 3.6 Intellectual Property.

(a) Schedule 5 sets forth a true and complete list of the following Intellectual Property the Grantor owns, licenses or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration owned by the Grantor, (ii) Internet Domain Names registered by or on behalf of the Grantor, (iii) other registered or licensed Material Intellectual Property (excluding any and all off-the-shelf commercially available Computer Software non-exclusively licensed in the ordinary course of business or with an annual or one-time license fee less than $10,000), and (iv) all Computer Software owned or exclusively licensed by Grantor that would otherwise constitute Material Intellectual Property.

(b) All registered Material Intellectual Property owned by the Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, and no Material Intellectual Property has been abandoned (other than intentional abandonment or intentional failure to prosecute any Patent applications in the ordinary course of business). To the knowledge of the Grantor, no breach or default of any material IP License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of the Grantor in, any Material Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority. There are no pending (or, to the knowledge of the Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or the Grantor’s rights in, any Material Intellectual Property of the Grantor prior to the date hereof. To the Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of the Grantor. The Grantor, and to the Grantor’s knowledge, each other party thereto, is not in material breach or default of any material IP License.

(c) To the extent any Public Software is used, incorporated into or has been distributed with, in whole or in part, any material Computer Software or material Commercial Products owned by the Grantor, no such use, incorporation or distribution of such Public Software, (A) requires the licensing, disclosure or distribution of any material Source Code (other than Source Code that was a part of such Public Software prior to its incorporation or use with the Computer Software) or material Intellectual Property owned by the Grantor to any other Person, or (B) prohibits or materially limits the receipt of consideration in connection with licensing, sublicensing or distributing such Computer Software or Commercial Products.

Section 3.7 Commercial Tort Claims. The only commercial tort claims of the Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 1.

Section 3.8 Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

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Section 3.9 Enforcement. No permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by Secured Party of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

Section 3.10 Investment Related Property.

(a) Schedule 4 (as such Schedule may be amended or supplemented from time to time in accordance with this Agreement) sets forth (i) under the headings “Securities Accounts” and “Commodities Accounts”, respectively, all of the Securities Accounts and Commodities Accounts in which the Grantor has an interest, (ii) under the headings “Deposit Accounts”, all of the Deposit Accounts in which Grantor has an interest, (iii) under the heading “Pledged Debt Instruments”, all of the Pledged Debt Instruments owned by the Grantor and all of such Pledged Debt Instruments have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the issuers thereof and are not in default and constitute all of the issued and outstanding inter-company Indebtedness, and (iv) under the heading “Pledged Equity Interests”, all of the Pledged Equity Interests owned by the Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers indicated on such Schedule.

(b) the Grantor is the sole entitlement holder of each applicable Securities Account and Commodities Account, and the Grantor has not consented to, and is not otherwise aware of, any Person (other than the Secured Party pursuant hereto) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodities Account or securities or other property credited thereto;

(c) the Grantor is the sole account holder of each applicable Deposit Account and the Grantor has not consented to, and is not otherwise aware of, any Person (other than the Secured Party pursuant hereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(d) except as otherwise set forth on Schedule 4, none of the Pledged Equity Interests are or represent interests in issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction.

ARTICLE IV

COVENANTS

Grantor agrees with Secured Party to the following until the Obligations are paid in full:

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Section 4.1 Maintenance of Perfected Security Interest; Further Documentation and Consents Generally. (a) The Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Applicable Law or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of the Grantor or Secured Party to sell, assign, convey or transfer any Collateral, except as permitted by the Credit Agreement.

(b) The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c) The Grantor shall furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail and in form and substance satisfactory to Secured Party.

(d) At any time and from time to time, upon the written request of Secured Party, the Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Applicable Laws) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as Secured Party may reasonably request, including using its best efforts to secure all approvals necessary or appropriate for the assignment to or for the benefit of Secured Party of any Contractual Obligation, including any IP License, held by the Grantor and to enforce the security interests granted hereunder.

(e) The Grantor shall not take any action to cause any membership interest included in the Pledged Collateral to be or become a “security” within the meaning of, or to be governed by, Article 8 (Investment Securities) of the UCC as in effect under the laws of any state having jurisdiction, and shall not cause any Subsidiary to “opt in” or to take any other action seeking to establish any such membership interest as a “security” or to become certificated; provided that, for the avoidance of doubt, this clause (e) shall not apply to any membership interest that, as of the date hereof, is a “security” within the meaning of Article 8 (Investment Securities) of the UCC as in effect under the laws of any state having jurisdiction so long as such membership interest is certificated and delivered to the Secured Party in accordance with Section 4.3 hereof.

Section 4.2 Changes in Name, Etc. Grantor shall not change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading, without giving Secured Party at least 30 days prior written notice.

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Section 4.3 Pledged Collateral. (a) Delivery of Pledged Collateral. The Grantor shall (i) deliver to Secured Party, in suitable form for transfer and in form and substance satisfactory to Secured Party, (A) all Pledged Certificated Equity Interests, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property and (ii) maintain all other Pledged Investment Property in a Controlled Account.

(b) Event of Default. During the continuance of an Event of Default, subject to Article V hereof, Secured Party shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article V and subject to the limitations set forth in the Credit Agreement, the Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(d) Voting Rights. Except as provided in Article V, the Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by the Grantor that would impair the Collateral or be inconsistent with or result in any violation of any provision of any Loan Document.

Section 4.4 Accounts.

(a) The Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

(b) So long as an Event of Default is continuing, Secured Party shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantor shall furnish all such assistance and information as Secured Party may reasonably require in connection therewith.

Section 4.5 Commodity Contracts. The Grantor shall not have any commodity contract unless subject to a Control Agreement.

Section 4.6 Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper. (a) If any amount in excess of $10,000 payable under or in connection with any Collateral owned by the Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 4.3(a) and in the possession of Secured Party, the Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of SG Ranch Fund LP, as Secured Party” and, at the request of Secured Party, shall promptly (but in any event within ten (10) days) immediately deliver such instrument or tangible chattel paper to Secured Party, duly indorsed in a manner satisfactory to Secured Party.

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(b) The Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than Secured Party.

(c) If the Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $10,000, the Grantor shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify Secured Party thereof and enter into a Contractual Obligation with Secured Party, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign such letter-of-credit rights to Secured Party and such assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). Such Contractual Obligation shall also direct all payments thereunder to a Controlled Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to Secured Party.

(d) If any amount in excess of $100,000 payable under or in connection with any Collateral owned by the Grantor shall be or become evidenced by electronic chattel paper, the Grantor shall take all steps necessary to grant Secured Party control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 4.7 Intellectual Property. (a) After any change to Schedule 5 that adds or removes Intellectual Property registrations or applications, or in the event of any abandonment or expiration of any registered or applied for Intellectual Property, for the Grantor, simultaneously with the delivery of the quarterly Compliance Certificates under the Credit Agreement, the Grantor shall provide Secured Party notification thereof and the Intellectual Property Security Agreements and assignments as described in this Section 4.7 and any other documents that Secured Party reasonably requests with respect thereto.

(b) The Grantor shall (and shall cause all of its licensees to) (i) (1) continue to use each Trademark included in the Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained as of the Closing Date, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Laws, and (4) provide notice of any adoption or use of any other Trademark that is confusingly similar or a colorable imitation of such Trademark so that the Secured Party can obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public (other than intentional abandonment or intentional failure to prosecute any Patent applications in the ordinary course of business), (y) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

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(c) The Grantor shall notify Secured Party promptly if it knows, or has any actual reason to know in the ordinary course of business, that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or the Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office).

(d) The Grantor shall not knowingly do or omit to do any act to, except to the extent the Grantor has a good faith basis that such act or omission does not, infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Material Intellectual Property of the Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, the Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

(e) The Grantor shall execute and deliver to Secured Party in form and substance reasonably acceptable to Secured Party and suitable for filing Intellectual Property Security Agreements, in the form attached hereto as Annex 2, for all Copyrights, Trademarks, Internet Domain Names and Patents of the Grantor in the Applicable IP Office.

(f) The Grantor shall not knowingly use any Public Software, or knowingly undertake any other activities with respect to Public Software, that could (i) require the licensing, disclosure or distribution of any material Source Code (other than source code that was a part of such Public Software prior to its incorporation or use with the Computer Software) or Material Intellectual Property owned by the Grantor to any other Person, or (ii) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing any material Computer Software or material Commercial Products owned by the Grantor.

Section 4.8 Notice of Commercial Tort Claims. The Grantor agrees that, if it shall acquire any interest in any commercial tort claim (whether from another Person or because such commercial tort claim shall have come into existence), (i) the Grantor shall, promptly (but in any event within ten (10) days) immediately upon such acquisition, deliver to Secured Party, in each case in form and substance satisfactory to Secured Party, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 2.1 shall apply to such commercial tort claim and (iii) the Grantor shall execute and deliver to Secured Party, in each case in form and substance satisfactory to Secured Party, any document, and take all other action, deemed by Secured Party to be reasonably necessary or appropriate for Secured Party to obtain, a perfected security interest having at least the priority set forth in Section 3.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 4.8 shall, after the receipt thereof by Secured Party, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

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Section 4.9 Control Agreements. Grantor shall execute and deliver to Secured Party, Control Agreements with respect to Deposit Accounts, Securities Accounts and Commodities Accounts, to the extent required by Section 9.8 of the Credit Agreement. Grantor shall deposit all of its Collections in Controlled Accounts subject to and in accordance with the Credit Agreement.

ARTICLE V

REMEDIAL PROVISIONS

Section 5.1 Code and Other Remedies. (a) UCC Remedies. During the continuance of an Event of Default, Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other Applicable Law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, Secured Party may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving the Grantor or any other Person notice or opportunity for a hearing on Secured Party’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Secured Party shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other Applicable Laws, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of the Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Grantor further agrees, that, during the continuance of any Event of Default, (i) at Secured Party’s request, it shall assemble the Collateral and make it available to Secured Party at places that Secured Party shall reasonably select, whether at the Grantor’s premises or elsewhere, (ii) without limiting the foregoing, Secured Party also has the right to require that Grantor store and keep any Collateral pending further action by Secured Party and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until Secured Party is able to sell, assign, convey or transfer any Collateral, Secured Party shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Secured Party and (iv) Secured Party may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Secured Party’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. Secured Party shall not have any obligation to the Grantor to maintain or preserve the rights of the Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Secured Party.

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(d) Application of Proceeds. Secured Party shall apply the cash proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of Secured Party and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by Secured Party of any other amount required by any Applicable Law, need Secured Party account for the surplus, if any, to the Grantor.

(e) Direct Obligation. Neither Secured Party nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, the Grantor, any other Loan Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of Secured Party and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Applicable Law. To the extent it may lawfully do so, Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Secured Party or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that any Applicable Laws impose duties on Secured Party to exercise remedies in a commercially reasonable manner, Grantor acknowledges and agrees that it is not commercially unreasonable for Secured Party to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by Secured Party to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by any other Applicable Laws, fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

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(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by Secured Party, obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any Collateral, or utilize internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of any Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of any Collateral.

Grantor acknowledges that the purpose of this Section 5.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 5.1. Without limitation upon the foregoing, nothing contained in this Section 5.1 shall be construed to grant any rights to the Grantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by any Applicable Law in the absence of this Section 5.1.

(g) IP Licenses. For the purpose of enabling Secured Party to exercise rights and remedies under this Section 5.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as Secured Party shall be lawfully entitled to exercise such rights and remedies, Grantor hereby grants, effective only upon an Event of Default and as of such time as Secured Party shall be lawfully entitled to exercise such rights and remedies, to Secured Party, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to the Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by the Grantor and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to the Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by the Grantor.

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Section 5.2 Accounts and Payments in Respect of General Intangibles. (a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by Secured Party at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of general intangibles, when collected by the Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by the Grantor in the exact form received, duly indorsed by the Grantor to Secured Party, in a Controlled Account, subject to withdrawal by Secured Party as provided in Section 5.4. Until so turned over, such payment shall be held by the Grantor in trust for Secured Party, segregated from other funds of the Grantor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time during the continuance of an Event of Default:

(i) Grantor shall, upon Secured Party’s request, deliver to Secured Party all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to Secured Party and that payments in respect thereof shall be made directly to Secured Party;

(ii) Secured Party may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of the Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to Secured Party’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, Secured Party may at any time enforce the Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii) Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by Secured Party to ensure any Internet Domain Name is registered.

(c) Anything herein to the contrary notwithstanding, Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by the Secured Party of any payment relating thereto, nor shall the Secured Party be obligated in any manner to perform any obligation of the Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

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Section 5.3 Pledged Collateral. (a) Voting and Related Rights. During the continuance of an Event of Default, Secured Party or its nominee may exercise, to the same extent as the Grantor, (i) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise (including all economic rights, all control rights, authority and powers, and all status rights of such issuer as a member, shareholder, or other owner of any issuer) with full power of substitution to do so, (ii) any right to collect and receive all dividends and other payments and distributions made in respect of any Pledged Collateral and (iii) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Equity Interests, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Secured Party may determine), all without liability except to account for property actually received by it; provided, however, that Secured Party shall have no duty to the Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) Proxies. In order to permit Secured Party to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, the Grantor hereby grants to Secured Party an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the cure or waiver of such Event of Default, in each case in accordance with the express terms of the Credit Agreement, or the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c) Authorization of Issuers. Grantor hereby expressly and irrevocably authorizes and instructs, without any further instructions from the Grantor, each issuer of any Pledged Collateral pledged hereunder by the Grantor to (i) comply with any instruction received by it from Secured Party in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and Grantor agrees that such issuer shall be fully protected from liabilities to the Grantor in so complying and (ii) except as expressly permitted hereunder or in the Credit Agreement, pay any dividend or make any other payment with respect to the Pledged Collateral directly to Secured Party.

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Section 5.4 Proceeds to be Turned over to and Held by Secured Party. Unless otherwise expressly provided in the Credit Agreement or this Agreement, all Collections shall be held by the Grantor in trust for Secured Party, segregated from other funds of the Grantor, and shall be deposited into the Control Account as required by and in accordance with the Credit Agreement. All proceeds being held by Secured Party in a Controlled Account (or by the Grantor in trust for Secured Party) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 5.5 Sale of Pledged Collateral. (a) Grantor recognizes that Secured Party may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Secured Party shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(b) Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 5.1 and this Section 5.5 valid and binding and in compliance with all Applicable Laws. Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement. Grantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by Secured Party.

Section 5.6 Deficiency. Anything herein to the contrary notwithstanding, (i) Grantor shall remain liable under any agreements which have been (in whole or in part) pledged or assigned herein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by the Secured Party of any of the rights hereunder shall not release Grantor from any of its respective duties or obligations under any such agreements; and (iii) the Secured Party shall not have any obligation or liability under any such agreements by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 5.7 Permitted Debt. Secured Party hereby acknowledges that in the event it exercises its remedies hereunder following an Event of Default in respect of a Type B Loan, notwithstanding anything to the contrary set forth herein or in the Credit Agreement, all Collections with respect to such Propco shall first be used to make any debt service payments required under the applicable Permitted Debt Facility of such Propco in accordance with the terms thereof. Any Collections in excess of such amount may be applied by the Secured Party to the Obligations in accordance with the Credit Agreement.

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ARTICLE VI

MISCELLANEOUS

Section 6.1 Reinstatement. Grantor agrees that, if any payment made by any Company Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by the Secured Party to such Company Party, its estate, trustee, receiver or any other party, including the Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing the Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing, such Lien or other Collateral shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any the Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 6.2 Independent Obligations. The obligations of Grantor hereunder are independent of and separate from the Secured Obligations. During the continuance of any Event of Default, Secured Party may, exercise its remedies available hereunder, without first proceeding against any other Grantor, any other Company Party or any other Collateral and without first joining any other Grantor or any other Company Party in any proceeding.

Section 6.3 No Waiver by Course of Conduct. Secured Party shall not by any act (except by a written instrument pursuant to Section 6.4 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 6.4 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.4 of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments in substantially the form of Annex 1 in each case duly executed by Secured Party and Grantor directly affected thereby.

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Section 6.5 Pledge Amendments; Additional Pledged Collateral; Additional Grantor.

(a) To the extent any Pledged Collateral has not been delivered as of the Closing Date, the Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). The Grantor authorizes Secured Party to attach each Pledge Amendment to this Agreement.

Section 6.6 Notices. All notices, requests and demands to or upon Secured Party or the Grantor hereunder shall be effected in the manner provided for in Section 17 of the Credit Agreement.

Section 6.7 Successors and Assigns. This Agreement shall be binding upon the permitted successors and assigns of Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Secured Party.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 6.9 Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 6.10 Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 6.11 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 19 OF THE CREDIT AGREEMENT.

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IN WITNESS WHEREOF, Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

PACASO SG II LLC,
as Grantor

By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

ACCEPTED AND AGREED

as of the date first above written:

SG RANCH FUND LP,

as Secured Party

By: Saluda Grade Income Fund GP LLC, its general partner

By:	/s/ Tim Carr
Name:	Tim Carr
Title:	Authorized Signatory

[Signature Page to Pledge and Security Agreement]